Exhibit 10.1

1060 East. Arques Ave.
Sunnyvale CA 94085
Ph: (408) 616-4000
Fax: (408) 830-9525

April 1, 2004

Steve Tirado

18052 Center Street

Castro Valley, CA 94546

Dear Steve:

Silicon Image, Inc. (the “Company”) is pleased to confirm our offer of continued employment to you. The terms of our offer and the benefits provided by the Company are as follows:

1.     You will report to the Chief Executive Officer in the position of Division President of Storage Group of the Company.  By your signature below, you hereby concurrently resign from your positions as President and Chief Operating Officer of the Company.

2.     Your annual base salary will be $300,000 per year and will be subject to annual review.

3.     You will be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs.  You will be eligible for the applicable number of days of paid PTO per year, per the PTO policy.

4.     If your employment with the Company terminates for any reason other than a termination by the Company for “Cause” (as defined following), then you will be entitled to the separation compensation described in this Section 4, on the terms and conditions set forth herein.  As used herein, “Cause” means willful gross misconduct, conviction of a felony or an act of material personal dishonesty.

A.    You will entitled to cash severance and acceleration of unvested stock options and restricted stock according to the following chart:

Date/Milestone	Severance Payment(1)	Acceleration of Options/Stock(2)
Termination following the date hereof and failure to timely achieve Milestones 1 and 2	6 months	6 months
Termination following the date hereof and failure to timely achieve Milestone 1, but timely achievement of Milestone 2	9 months	9 months
Termination following the date hereof and timely achievement of Milestone 1, but failure to timely achieve Milestone 2	9 months	9 months
Termination following the date hereof and timely achievement of Milestones 1 and 2	12 months	12 months

(1)   Payable in a lump-sum upon termination at the then-current salary rate, net of applicable taxes.

(2)   The specified portion of unvested stock options and restricted stock will accelerate immediately upon termination with respect to the number of months stated in the chart.  No acceleration of vesting will be deemed to extend beyond the number of then-unvested options or shares under a particular award at the time of acceleration.  No additional vesting shall occur following termination.  Options will be exercisable for 3 months following the termination date.

Milestone 1

Within 6 months of the date hereof, as Division President of Storage Group develop a comprehensive business plan for Storage Group, that includes a new Polaris (small to medium business RAID storage controller and system) product launch and a plan for Aurora (large-scale multi-petabytes storage array) storage systems product, each reasonably acceptable to the Board of Directors based on its consultation with the CEO and management.

Milestone 2	Within 12 months of the date hereof, there is a first customer shipment of Aurora products.

B.    If you elect COBRA coverage, the Company will pay you a lump sum upon termination equal to the amount needed to fund COBRA insurance premiums for a number of months equal to the number of months of cash severance you are entitled to receive according to the chart above.

C.    In consideration of and as a condition to receiving the separation compensation set forth in this Section 4, concurrently with your termination of employment, you will execute an agreement in form acceptable to the Company providing for (i) a full unilateral release in favor of the Company and its directors, officers and other related persons and (ii) an agreement not to solicit employees of the Company for a period of 1 year following termination.  However, you will not be required to release any right to indemnification that you may have under applicable law, the Company’s bylaws or the Indemnity Agreement between you and the Company.

5.     Should you decide to accept our offer, you will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

6.     This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter, including without limitation the letter agreements between you and the Company dated June 16, 1999 and November 18, 1999.

7.     If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated below and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to continue working together.

Very truly yours,

Silicon Image, Inc.

By:	/s/ David D. Lee
David D. Lee, CEO

Acknowledged, Accepted and Agreed

/s/ Steve Tirado
Steve Tirado